ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 163

Registration No. 333-210372

March 23, 2016

Antero Midstream Partners LP Announces Secondary Offering of Common Units

Denver, Colorado, March 23, 2016—Antero Midstream Partners LP (NYSE: AM) (“Antero Midstream” or the “Partnership”) today announced that Antero Resources Corporation (NYSE: AR) (“Antero Resources” or the “Selling Unitholder”) commenced an underwritten public offering of 8,000,000 common units (the “Offering”) representing limited partner interests in Antero Midstream held by Antero Resources.  In addition, the Selling Unitholder anticipates granting the underwriter a 30-day option to purchase up to an additional 1,200,000 common units. The underwriter intends to offer the units from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Antero Midstream will not receive any proceeds from the sale of common units in the Offering.

Antero Resources currently owns 75,940,957 subordinated units and 40,929,378 common units, including 10,988,421 common units received as partial consideration in the water business drop down transaction in September 2015.

Citigroup is acting as the sole book-running manager for the Offering.  The Offering will only be made by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, copies of which, when available, may be obtained from:

Citigroup Global Markets Inc.

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY, 11717

1-800-831-9146

email: prospectus@citi.com

Antero Midstream may file a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Antero Midstream has filed with the Securities and Exchange Commission (the “SEC”) for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Antero Midstream will arrange to send you the prospectus after filing if you request it by calling (303) 357-7310. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Antero Midstream Partners LP is a limited partnership that owns, operates and develops midstream gathering and compression assets located in West Virginia, Ohio and Pennsylvania, as well as integrated water assets that primarily service Antero Resources’ properties located in West Virginia and Ohio. The Partnership’s website is located at www.anteromidstream.com.

Cautionary Statements

This release includes “forward-looking statements” within the meaning of federal securities laws.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Partnership’s control.  All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release.  Although the Partnership believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

The Partnership cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the gathering and compression and water handling and treatment business. These risks include, but are not limited to, Antero Resources’ expected future growth, Antero Resources’ ability to meet its drilling and development plan, commodity price volatility, ability to execute the Partnership’s business strategy, competition and government regulations, actions taken by third-party producers, operators, processors and transporters, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2015.

For more information, contact Michael Kennedy — CFO of Antero Midstream at (303) 357-6782 or mkennedy@anteroresources.com.